EXHIBIT 10

RESTRICTED STOCK AND SERVICES AGREEMENT

(Series A-1 Preferred Stock)

This Restricted Stock and Services Agreement (this “Agreement”) is entered into as of August 19, 2026 (the “Effective Date”), by and between GPO Plus, Inc., a Nevada corporation (the “Company”), and Brett H. Pojunis (the “Holder”). “Restricted” refers to transfer restrictions under the securities laws; the shares are fully vested and are not subject to forfeiture or a vesting schedule.

1. Issuance of Shares.

Subject to the terms hereof, the Company hereby issues to the Holder Four Million (4,000,000) shares of the Company’s Series A-1 Preferred Stock (the “Shares”), having the powers, preferences and rights set forth in the Certificate of Designation filed with, and accepted by, the Nevada Secretary of State on August 26, 2026, effective August 19, 2026, Filing No. 20265999109 (the “Certificate of Designation”), including one hundred (100) votes per share and conversion at the Holder’s option, at any time, into one (1) share of the Company’s common stock per Share on a one-for-one basis.

2. Consideration; Adequacy.

The Shares are issued in consideration for services rendered and to be rendered and credit support provided by the Holder to the Company - including the Holder’s personal guarantees of the Company’s facility leases, vehicle financings, telecommunications accounts and merchant accounts, the Holder’s extensions of personal credit (credit cards and personal loans) to fund Company obligations, and the Holder’s regularly deferred compensation, all as described in the Fairness Determination of the board of directors dated August 19, 2026 (collectively, the “Consideration”). The board of directors of the Company has valued the Shares at $160,000 in the aggregate (4,000,000 shares multiplied by $0.0400, the closing price of the Company’s common stock on August 19, 2026) and has determined in good faith that the fair value of the Consideration is not less than such amount and that the Consideration constitutes adequate consideration for the Shares under Section 78.211 of the Nevada Revised Statutes. Upon issuance, the Shares are validly issued, fully paid and non-assessable.

3. Fully Vested; No Forfeiture.

The Shares are fully vested and non-forfeitable as of the Effective Date. The Shares are not subject to any repurchase right, vesting condition, or substantial risk of forfeiture.

4. Securities Law Matters; Legend.

The Holder acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and are being issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Shares are “restricted securities” and may not be resold except pursuant to registration or an available exemption (including Rule 144, subject to its conditions and holding period). Each certificate or book-entry position shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT AND SUCH LAWS.

5. Representations and Warranties of the Holder.

The Holder represents and warrants to the Company that: (a) the Holder is acquiring the Shares for the Holder’s own account, for investment, and not with a view to distribution; (b) the Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D; (c) by reason of the Holder’s position with the Company and business and financial experience, the Holder is capable of evaluating the merits and risks of the investment and can bear the economic risk, including a total loss; (d) the Holder has had access to all information regarding the Company that the Holder considers necessary and has had the opportunity to ask questions of management; and (e) the Holder understands the Shares are restricted securities and cannot be readily resold.

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6. Representations of the Company.

The Company represents that the issuance of the Shares has been duly authorized by all necessary corporate action, including approval by the board of directors, and that the Certificate of Designation has been duly filed and is effective.

7. Interested-Party Acknowledgment.

The Holder is the sole director and sole officer of the Company and executes this Agreement on behalf of both parties. The parties acknowledge that this is an interested-director transaction under Section 78.140 of the Nevada Revised Statutes; the material facts of the Holder’s interest are fully set forth in the Fairness Determination adopted by the board of directors dated August 19, 2026, pursuant to which the board determined the issuance to be fair as to the Company at the time of authorization, and the transaction has been disclosed to the Company’s principal stockholders.

8. Tax Matters.

The Holder acknowledges that the issuance of fully vested Shares in exchange for Services generally results in ordinary compensation income to the Holder equal to the fair market value of the Shares on the Effective Date, and that the Company may have withholding and reporting obligations. Because the Shares are fully vested and not subject to a substantial risk of forfeiture, an election under Section 83(b) of the Internal Revenue Code is not applicable. The Holder is solely responsible for the Holder’s tax obligations and has been advised to consult the Holder’s own tax advisor. Nothing herein is tax advice.

9. Miscellaneous.

This Agreement is governed by the laws of the State of Nevada, without regard to conflicts of laws principles. This Agreement constitutes the entire agreement between the parties regarding its subject matter and supersedes all prior understandings. It may be amended only in a writing signed by both parties, may be executed in counterparts (including electronically), and the parties will execute such further documents as are reasonably necessary to effect the issuance.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY: GPO PLUS, INC.

By:	/s/ Brett H. Pojunis
Name:	Brett H. Pojunis
Title:	Chief Executive Officer (sole officer and director)

HOLDER:

/s/ Brett H. Pojunis
Brett H. Pojunis

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